Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

 CERTIFICATE OF INCORPORATION

OF

 EMERALD EXPOSITIONS EVENTS, INC.

Pursuant to Sections 228 and 242 of

the Delaware General Corporation Law

Emerald Expositions Events, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Emerald Expositions Events, Inc. (formerly Expo Event Holdco, Inc.)

2.	The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2013, as amended and restated by the Amended and Restated Certificate of lncorporation filed with the Secretary of State of the State of Delaware on June 13, 2013, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of the State of Delaware on March 27, 2014, as amended by the Certificate of Amendment to Amended and Restates Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 29, 2017, all under its former name, Expo Event Holdco, Inc. (collectively, the "Certificate of Incorporation").

3.	Article FOURTH of the Certificate of lncorporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 800,000,000 shares of Common Stock, having par value $0.01 per share (the "Common Stock").

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation adding this paragraph. (the "Effective Time"), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be subdivided, reclassified and changed into 125 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder thereof; provided, however, in lieu of any fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors of the Corporation to be the fair value of such a share multiplied by such fraction.

4.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and was duly adopted and approved by the Corporation's Board of Directors and stockholders.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

EMERALD EXPOSITIONS EVENTS, INC.

By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

Date:	4/10/17